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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                      REHABILICARE INC.


                                        I

               The name of the corporation shall be Rehabilicare Inc.

                                       II

               The location and post office address of the registered office of this corporation in the State of Minnesota shall be 1811 Old Highway 8, New Brighton, Minnesota 55112.

                                       III

               The aggregate number of shares of capital stock which this corporation is authorized to issue is 35,000,000, of which 30,000,000 shares shall be common shares with a par value of $.10 per share, and of which 5,000,000 shall be preferred shares of no par value. Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article III and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred shares and, with respect to each such series, to determine or fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such series, any terms under or conditions on which the shares of such series may be redeemed, any provision made for the conversion or exchange of the shares of such series for shares of any other class or classes or of any other series of the same or any other class or classes of the corporation's capital stock, and any rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

                                       IV

               No holder of shares of any class of capital stock of the corporation shall be entitled to any cumulative voting rights.

                                        V

               No holder of any class of capital stock of the corporation shall have the preemptive right to subscribe for, purchase or acquire any shares of any class of such capital stock of the corporation.
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                                       VI

               The names and post office addresses of the Board of Directors as of the date of these amended and restated articles are as follows**:

           Robert K. Anderson                     Donn O. Berkeland
           5960 Longbow Drive                     Two Rivers Center
           Boulder, Colorado 80391                3505 Northdale Blvd, NW
                                                  Coon Rapids, Minnesota 55448

           Anthony R. Gette                       William R. Hibbs
           5425 Hollister Ave.                    2200 First Bank Place East
           Santa Barbara, CA  93111               Minneapolis, Minnesota 55402

           David Kaysen                           Robert C. Wingrove
           833 Third Street Southwest             833 Third Street Southwest
           St. Paul, Minnesota 55112              St. Paul, Minnesota 55112


                                       VII

               No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VII shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have the effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                      VIII

               An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed in the aggregate by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the actions may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.


** REPRESENTS DIRECTORS AS OF NOVEMBER 16, 1994, THE DATE OF FILING OF THE RESTATED ARTICLES OF INCORPORATION

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